Exhibit 19.1

CareCloud, Inc.

 Insider Trading Policy

PURPOSE

This policy provides guidelines to all employees, officers and directors of CareCloud, Inc. and its subsidiaries (collectively, “Company” or “CareCloud”) with respect to transactions in the Company’s securities.

POLICY

It is the policy of the Company to oppose and prevent unauthorized disclosure of Company’s material nonpublic information and the use of such unauthorizedly obtained information while trading in the Company’s securities.

APPLICABILITY OF POLICY

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities which Company may issue from time to time, such as preferred stock, warrants, notes and debentures, as well as to derivative securities relating to Company’s securities, whether or not issued by the Company, such as exchange-traded options. This Policy applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people and their family members are sometimes referred to in this Policy as “Insiders.” Family members of any person include family residing with such person, any other person in such person’s household, any other family member whose transactions in the Company securities are directed by such person or subject to such person’s influence or control, and any controlled affiliate of such person.

This policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. Accordingly, any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information does not become publicly known.

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SPECIFIC POLICIES

(i)	Trading on the Basis of Material Nonpublic Information:

No director, officer or employee of, or consultant or contractor to, the Company, or any of their respective family members, shall engage in any transaction involving the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she becomes aware of Material Nonpublic Information concerning the Company, and ending at the close of business on the first Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material unless the transaction is completed pursuant to a written pre- determined trading program that (a) meets the requirements of Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended; (b) is adopted and/or amended only during the trading window (defined below) and when he or she did not possess Material Nonpublic Information about the Company or its securities or was not otherwise restricted from trading; (c) is adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5; and (d) is promptly filed upon initiation and/or amendment with the Company’s General Counsel (herein after “Rule 10b5-1 Transactions”). It is the current policy of the Company, unless otherwise approved in advance by the Company’s General Counsel, that Rule 10b5-1 Transactions not occur during the first month of each fiscal quarter.

As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) are open for trading.

(ii)	Tipping:

No Insider shall disclose (“Tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading or in recommending or advising others to trade in the securities of companies to which such information relates, nor shall such Insider or other person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

(iii)	Confidentiality of Nonpublic Information:

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. Employees should not discuss internal Company matters or developments with anyone outside the Company, except as required in the performance of their regular employment duties, nor should the Company matters be discussed in public or quasi-public areas where conversations may be overheard. This prohibition also applies to inquiries about the Company, which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only through the General Counsel. If employees receive inquiries of this nature they should decline comments and refer the inquirer directly to the Company’s General Counsel.

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(iv)	Certain Exceptions

The exercise of stock options for cash under the Company’s Equity Incentive Plan and the purchase of any shares under the Company’s employee stock purchase plan are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or plan. This Policy does apply, however, to any sale of stock acquired by exercising any such option or pursuant to the stock purchase plan, including, any such sale as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

The mandatory automatic sale of the Company’s common stock or other security by an officer or employee of, or consultant or contractor to, the Company, through any of the Rule 10b5-1 Transactions, to cover taxes due as a result of the vesting of restricted stock units (“Automatic Sales”) shall be exempt from this Policy.

POTENTIAL CIVIL AND CRIMINAL LIABILITY AND / OR DISCIPLINARY ACTION

(i)	Liability for Insider Trading:

Company personnel who enter into transactions in securities based on inside information may be subject to: a civil penalty of up to three times the profit gained or loss avoided; a criminal fine of up to $5,000,000 (no matter how small the profit); and a jail term of up to twenty years. Additionally, supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may be subject to a civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation.

(ii)	Liability for Tipping:

Insiders may also be liable for improper transactions by any person (commonly referred to as a “Tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Large penalties have been imposed upon persons who disclosed such information to others, even when the disclosing person did not profit from the trading. The Securities and Exchange Commission, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated surveillance techniques to uncover insider trading.

(iii)	Possible Disciplinary Actions:

Employees of the Company who violate this Policy shall also be subject to disciplinary action by Company, which may include ineligibility for future participation in Company’s Equity Incentive Plan or termination of employment. Consultants and contractors who are found to be in violation of this Policy may have their relationship with the Company terminated.

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GUIDELINES

(i)	Mandatory Trading Window For Officers, Directors and Certain Designated Employees:

The period beginning the last day of the last month of a fiscal quarter and ending two Trading Days following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all directors, officers and employees of, or consultants or contractors to, the Company having access to the Company’s internal financial statements or other Material Nonpublic Information and their family members shall refrain from conducting transactions, except for Automatic Sales and other Rule 10b5-1 Transactions, unless otherwise approved in advance by the General Counsel, involving purchase or sale of the Company’s securities other than during the period commencing at the close of business on the first Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the last day of the last month of the fiscal quarter (or, if such day is not a Trading Day, the end of the last Trading Day preceding such day) (the “Trading Window”). The purpose behind establishing Trading Window guideline is to make conscientious diligent effort to avoid any improper transaction (or even the appearance of an improper transaction).

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading, except for Automatic Sales and other Rule 10b5-1 Transactions, because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction, except for Automatic Sales and other Rule 10b5-1 Transactions, involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

It should be noted, however, that even during the Trading Company should not engage in any transactions, except for Automatic Sales and other Rule 10b5-1 Transactions, in the Company’s securities until such information has been known publicly for at least one Trading Day, regardless whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during Trading Window should not be considered to be within a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

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(ii)	Preclearance of Trades by Officers, Directors and Certain Employees:

The Company has determined that all officers, directors and certain employees designated by the Company for preclearance, together with their family members, should refrain from entering into any transactions in the Company’s securities, except for Automatic Sales and other Rule 10b5-1 Transactions, even during Trading Window, without first complying with the Company’s “preclearance” process. Each officer, director and designated employee should contact the Company’s General Counsel prior to commencing any trade in the Company’s securities. The Company may find it necessary, from time to time, to require compliance with the preclearance process from certain additional employees, consultants and contractors.

(iii)	Individual Responsibility:

Every officer, director, employee, consultant and contractor has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has a mandatory Trading Window for that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction, except for Automatic Sales and other Rule 10b5-1 Transactions, in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

APPLICABILITY OF POLICY TO INSIDE INFORMATION REGARDING OTHER COMPANIES

This Policy and the guidelines described herein also apply to Material Nonpublic Information (i) relating to other companies, including the Company’s customers, vendors or suppliers (“Business Partners”), or (ii) relating to the Company if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to purchase, sell or hold stock of other companies, including Business Partners, in each case when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s Business Partners. All employees should treat Material Nonpublic Information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

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WHAT IS MATERIAL NON PUBLIC INFORMATION

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to purchase, sell or hold the Company’s securities. Insiders should assume that any information, positive or negative, is material if it might affect the Company’s stock price or otherwise be of significance to an investor in determining whether to purchase, sell or hold the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information are:

■	Financial results
■	Projections of future earnings or losses or changes in such projections
■	Actual changes in earnings
■	Results of product development
■	News of a pending or proposed merger, acquisition, joint venture or tender offer
■	News of the disposition of a subsidiary or of material assets
■	Impending bankruptcy or financial liquidity problems
■	Gain or loss of a substantial customer or supplier
■	Changes in dividend policy
■	New product announcements of a significant nature
■	Significant product defects or modifications
■	Significant increases or decreases in customers
■	Significant changes in net and gross adds in customers
■	Significant pricing changes
■	Stock splits
■	Calls, redemptions, or purchases of a company’s securities by the Company
■	New equity or debt offerings
■	Significant litigation exposure due to actual or threatened litigation
■	Changes in senior management or other major personnel changes

Nonpublic information is the information that has not been previously disclosed to the general public and is otherwise not available to the general public.

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ADDITIONAL PROHIBITED TRANSACTIONS

The Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in Company’s securities. It therefore is the Company’s policy that directors, officers and other employees, and their family members, may not engage in any of the following transactions:

(i)	Short Sales: Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and may signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act, 1934 prohibits officers and directors from engaging in short sales.

(ii)	Publicly Traded Options: A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates an impression that the director or employee is trading based on Material Nonpublic Information. Transactions in options may also focus the director’s or employee’s attention on short-term performance at the expense of Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

(iii)	Hedging Transactions: Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, all employees, officers and directors of the Company are prohibited from engaging in such transactions.

(iv)	Margin Accounts and Pledges: Securities held in a margin account may be sold by the broker without customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in the Company securities, directors, officers and other employees are prohibited from holding the Company securities in a margin account or pledging the Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge the Company securities as collateral for a loan (not including margin debt) and clearly demonstrates financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge the Company securities as collateral for a loan must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

(v)	Post-Termination Transactions: This Policy continues to apply to transactions in the Company securities after a person is no longer employed by or affiliated with the Company. Any person in possession of Material Nonpublic Information when his/her employment terminates, may not trade in the Company securities until such information has become public or is no longer material.

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ADDITIONAL INFORMATION – DIRECTORS AND OFFICERS

Directors and executive officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, nor the receipt of stock under the Company’s employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16.

POLICY SUBJECT TO REVISIONS

The Company may change or otherwise revise the terms of this Policy from time to time to respond to developments in law and practice. The Company will take necessary steps to inform all affected persons of any material changes or revisions to this Policy.

INQUIRIES

Please direct your questions as to any of the matters covered by this Policy to the Company’s General Counsel.

Adoption & Amendment History

Adopted by the Board of Directors: 6-18-14

Amended to reflect name change: 4-1-19

Amended to reflect name change: 4-1-21

Amended to reflect updated policy: 12-1-24

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